EXHIBIT 5.1

                           Gibson, Dunn & Crutcher LLP


                                February 22, 2005





DIRECT DIAL
 (212) 351-4000


Infocrossing, Inc.
2 Christie Heights Street
Leonia, New Jersey 07605

         Re:      INFOCROSSING, INC.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3
(the "REGISTRATION STATEMENT"), of Infocrossing, Inc., a Delaware corporation (the "COMPANY"), filed with the Securities and Exchange Commission (the "COMMISSION") pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), in connection with the registration by the Company of $125,000,000 of the following securities (the "SECURITIES"): (i) debt securities (the "DEBT SECURITIES"); (ii) one or more series of shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"); (iii) shares of common stock, par value $0.01 per share (the "COMMON STOCK"); (iv) warrants for the purchase of debt securities, equity securities or securities of third parties, rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities, or any combination of the foregoing (the "WARRANTS"); and (v) units consisting of one or more Debt Securities, Common Stock, Preferred Stock, Warrants or any combination thereof (the "UNITS"). If so indicated in a Prospectus Supplement, the Debt Securities and Preferred Stock may be convertible or exchangeable into other securities, including Common Stock or Preferred Stock.

         We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

         Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:
1. With respect to Debt Securities to be issued under one or more indentures (each, an "INDENTURE"), when (a) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company.
2. With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.
3. With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Common Stock will be validly issued, fully paid and non-assessable.
4. With respect to Common Stock or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and
                   (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.
5. With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the "WARRANT AGREEMENT") has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.
6. With respect to the Units, when (a) a unit agreement relating to the Units (the "UNIT AGREEMENT") has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Units have been established in accordance with the Unit Agreement, (c) the Units and have been executed and delivered in accordance with the related Unit Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Units will be legal, valid and binding obligations of the Company.

         The opinions set forth in paragraphs 1, 5 and 6 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                                Very truly yours,



                                                /s/ GIBSON, DUNN & CRUTCHER LLP